Exhibit 99.1

Contact:

Patricia Baronowski

Pristine Advisers, LLC

(631) 756-2486

EQUUS ANNOUNCES 2015 YEAR-END NET ASSET VALUE

HOUSTON, TX – March 31, 2016 – Equus Total Return, Inc. (NYSE: EQS) (the “Fund” or “Equus”) reports net assets as of December 31, 2015, of $37.3 million, a decrease of approximately $0.3 million since September 30, 2015. Net assets per share decreased to $2.94 as of December 31, 2015 from $2.97 as of September 30, 2015. Comparative data is summarized below (in thousands, except per share amounts):

As of the Quarter Ended	12/31/2015	9/30/2015	6/30/2015	3/31/2015	12/31/2014
Net assets	$37,308	$37,652	$37,985	$35,362	$36,201
Shares outstanding	12,674	12,674	12,674	12,674	12,674
Net assets per share	$2.94	$2.97	$3.00	$2.79	$2.86

The following were the portfolio companies that had significant changes to their fair values during the fourth quarter of 2015:

•	Increase in Value of PalletOne. Equus holds an 18.7% fully-diluted share interest in PalletOne, Inc. (“PalletOne”), one of the largest wooden pallet manufacturers in the United States. During the fourth quarter of 2015, PalletOne reported significant increases in its trailing twelve months’ revenue and EBITDA as compared to prior periods. This led to an increase in the fair value of the Fund’s share interest in PalletOne from $7.5 million to $9.6 million. The Fund received advice and assistance from a third-party valuation firm to support its determination of the fair value of this investment.

•	Decrease in Value of Equus Energy. The Fund established Equus Energy as a wholly-owned subsidiary to be used as a platform for energy-related investments, with particular emphasis on oil and gas enterprises. Equus Energy owns various working interests, which are presently derived from 130 producing and non-producing oil and gas wells, including associated development rights of approximately 21,220 acres, situated on 13 separate properties in Texas and Oklahoma. The working interests range from a de minimus amount to 50% of the leasehold that includes these wells. Also included in the interests acquired by Equus Energy are working interests of 7.5% and 2.5% in the Burnell and North Pettus Units, respectively, which collectively comprise approximately 13,000 acres located in the area known as the “Eagle Ford Shale” play. The fair value of the Fund’s holding in Equus Energy decreased from $7.5 million to $5.5 million, principally due to lower forward prices for crude and natural gas used to estimate the value of Equus Energy’s proven reserves. The Fund received advice and assistance from a third-party valuation firm to support its determination of the fair value of this investment.

1

2

•	Decrease in Value of MVC Shares. The price of MVC Capital, Inc.’s (“MVC”) common stock decreased from $8.21 on September 30, 2015 to $7.37 on December 31, 2015. In addition to the 421,827 MVC shares held by Equus at September 30, 2015, the Fund received an additional 6,835 MVC shares as a dividend during the fourth quarter of 2015. The decrease in share price led to a corresponding decrease in the fair value of this holding from $3.5 million to $3.2 million during the fourth quarter of 2015.

Subsequent to year-end, the Fund made the following portfolio investment:

•	Investment in Biogenic Reagents. On January 29, 2016, the Fund invested $2.0 million in Biogenic Reagents, LLC, a developer and producer of high value carbon products from renewable biomass, in the form of a senior secured promissory note maturing April 28, 2016 and bearing cash and PIK interest at the combined rate of 16% per annum.

About Equus

The Fund is a business development company that trades as a closed-end fund on the New York Stock Exchange, under the symbol "EQS". Additional information on the Fund may be obtained from the Fund’s website at www.equuscap.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Fund’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the performance of the Fund, including our ability to achieve our expected financial and business objectives, and the other risks and uncertainties described in the Fund’s filings with the SEC. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Except as required by law, the Fund undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Fund or any other person that the events or circumstances described in such statements are material.